Exhibit 99.2

Media Release

MIC MANAGER WAIVES CERTAIN FEES UNDER MANAGEMENT

SERVICES AGREEMENT, ENHANCES ALIGNMENT OF

EXECUTIVE COMPENSATION

•         Manager waives fees in excess of 1% of equity market capitalization, reduces fees by approximately $10.0 million per year

•         Manager requires minimum share ownership by CEO and CFO, Compensation Committee to have additional input on executive performance and pay

NEW YORK, October 31, 2018 - Macquarie Infrastructure Corporation (NYSE: MIC) announced that its external manager, Macquarie Infrastructure Management (USA) Inc. (MIMUSA or Manager), will waive portions of the base management fees to which it is entitled under the Management Services Agreement between the two entities. The waiver is effective from November 1, 2018.

The Manager has also implemented changes to the compensation plans for MIC’s chief executive officer and chief financial officer, both of whom are seconded to MIC by the Manager. The changes include the implementation of minimum shareholding requirements and additional input on the part of the Company’s Compensation Committee to better align the incentives of the executives with those of shareholders more broadly.

“The independent members of the MIC Board of Directors support the decision by the Manager to waive certain base management fees,” said Norman Brown, MIC’s lead independent director. “With these changes, together with the addition to the MIC board of our current CEO and two new independent directors, we continue to address concerns raised by stakeholders earlier this year. Furthermore, these changes greatly improve the alignment of interest between the Manager, our senior executives and our shareholders.”

Management Services Agreement

MIMUSA has waived two components of the base management fee formula and significantly reduced the base management fees payable by MIC. Specifically, the Manager will cap the base management fee at 1.0% of MIC’s equity market capitalization. The Manager will also waive any fees to which it may be entitled as a result of the Company maintaining holding company level debt. The waivers result in a reduction in the fees paid to the Manager of approximately $10.0 million per year based on MIC’s market value and capital structure at the end of the third quarter.

MIC expects MIMUSA to continue to reinvest any base management fees to which it may be entitled in new primary shares of the Company. The waiver has no impact on the existing performance fee structure.

Although MIMUSA reserves the right to revoke the fee waiver and revert to the prior terms of the agreement subject to providing the Company with not less than a one year notice, MIC believes MIMUSA has no current intent to do so. A revocation of the waiver would not trigger a recapture of previously waived fees.

Executive Compensation

The Company and the Manager are also enacting several changes to executive compensation to better align incentives and provide greater oversight from the independent members of the MIC Board of Directors. MIC’s chief executive officer and chief financial officer will be subject to minimum shareholding requirements. In addition, the Company’s Compensation Committee will have a larger role in the setting of performance targets and pay.

MIC’s chief executive officer will be required to purchase and maintain a position in shares of MIC equal to not less than six times base compensation. MIC’s chief financial officer will be required to purchase and maintain a position of not less than two times base compensation. The current executives have until the end of January in 2022 to accumulate their respective positions.

The Compensation Committee of the MIC Board of Directors, comprising solely independent members of the Board, will participate to a greater extent in an annual process with the Manager of setting performance objectives, evaluating actual performance, and providing input to the Manager on annual compensation decisions.

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, entities comprising an energy services, production and distribution segment, MIC Hawaii, and entities comprising a Contracted Power segment. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investors Jay A. Davis Investor Relations MIC +1 212-231-1825	Media Melissa McNamara Corporate Communications MIC +1 212-231-1667